Exhibit 4.25

September 1, 2002

Gideon Mantel, CEO
Commtouch Software Ltd.
C/o Commtouch Inc.
1300 Crittenden Lane,
Suite # 102,
Mountain View, CA 94043

Dear Gideon,

I am glad to continue working with you and am glad we were able to reach an agreement for the terms of our engagement. Here are the terms of our proposed engagement. If this proposal is acceptable to you, please return one executed copy of this letter to me. We are looking forward to working with you on this opportunity.

1. Engagement AxcessNet Ltd. will be retained as of September 1, 2002, to advise Commtouch in fund-raising and in facilitating strategic commercial transactions. Our engagement will continue until terminated by one of us by a ten (10) day written notice to the other. We shall attempt to attract the agreed upon Qualified Entities and when appropriate, enter into discussions, arrange meetings and try to facilitate relationships with the most suitable candidates. Once an adequate situation is identified, AxcessNet will help you prepare a structure for the proposed transaction, and assist in facilitating negotiations with the Qualified Entities. AxcessNet will further assist in setting realistic expectations for both parties, and will advise Commtouch on establishing proper procedures to maximize the success and durability of the relationships.

         AxcessNet will operate as your consultant and facilitator, under confidentiality and shall not share your confidential information with any third party without your permission.

2. Compensation: Subject to Section 2.3 below, our fees for the above services will include the following components:

         2.1 Success fees equal to 5% of all Qualified Gross Proceeds and of all Qualified Securities Proceeds transferred with respect to each Qualified Entity;

                  Subject to Section 2.2. below, payment for Qualified Securities Proceeds will be made in the form of either cash or Commtouch's warrants or a combination thereof at AxcessNet's discretion. Cash payment will be due immediately upon each transfer of Qualified Gross Proceeds or Qualified Securities Proceeds. Payments in the form of warrants will be based on the enclosed Warrant To Purchase Ordinary Shares and the relevant terms regarding registration rights included in the Consulting Agreement dated September 1, 2002. The Warrant To Purchase Ordinary Shares will be issued upon closing each transaction and will allow AxcessNet to buy ordinary shares of Commtouch. The number of warrants that will be allocated to AxcessNet will be calculated as follows: Number of warrants = Dollar Value of Qualified Securities Proceeds / (divided by) $0.29. The warrants will be valid for a period of 5 years and will have an exercise price of $0.01 per share.

                  In the event of a Business Combination the success fee will be payable with a minimum fee of $100,000, and payment will be due whether the consideration is paid or received by Commtouch, the Qualified Entity or their shareholders directly or in escrow.

                  Within four (4) months after the end of each fiscal year, Commtouch will provide AxcessNet with a report, detailing all Qualified Gross Proceeds and Qualified Securities

                  Proceeds paid to or received by Commtouch throughout the year. Success fees shall be payable for five (5) years following the first transfer of Qualified Gross Proceeds or Qualified Securities Proceeds to Commtouch from each Qualified Entity.

                  Our right to receive success fees with respect to Qualified Entities, who are non-Israeli related and with whom Commtouch will first transact business during the term of this agreement or within twelve (12) months after the termination of this agreement, shall survive such termination and continue for a period of five (5) years.

         2.2 Notwithstanding the above under Section 2.1, should AxcessNet choose to receive warrants as compensation for Qualified Securities Proceeds received by Commtouch and the amount of the warrants is to exceed 250,000, Commtouch shall have the right, at its sole discretion, to choose to pay such amount in excess of the 250,000 warrants in cash.

         2.3 Notwithstanding the above, should Commtouch be acquired by a third party and AxcessNet, upon the closing of said acquisition, is then entitled to continued or potential future payment of success fees based on Qualified Gross Proceeds to be received by Commtouch, Commtouch shall be entitled to fully liquidate its obligations to AxcessNet hereunder by way of a one-time payment equal to twenty-four (24) (or the number of months for which success fees are to be paid hereunder, if less than 24) months' payments of success fee(s) to be made by Commtouch to AxcessNet. In computing the appropriate "liquidation fee" under this subsection, the expected future value of Qualified Gross Proceeds shall be taken into consideration. The parties agree to negotiate in a timely fashion and in good faith the liquidation fee to be paid on behalf of such additional future Qualified Gross Proceeds, if any. Should they not arrive at a mutually acceptable resolution within seven (7) days of negotiation, the amount of the liquidation fee to be paid on account of the additional future Qualified Gross Proceeds shall be brought before an arbitrator to be or to be appointed by Itzhak Forer of Ernst & Young. The arbitrator shall decide the issue within seven (7) days of receiving the matter, and the parties shall make themselves accessible to the arbitrator during this period. The arbitrator's decision shall be final and non-appealable. This arbitration clause supersedes the terms of Section 4 below with respect to the matter of determining the liquidation fee to be made on account of additional future Qualified Gross Proceeds.

         2.4 Reimbursement of all reasonable and necessary out-of-pocket expenses including travel and communications, provided that each trip outside of the Boston metropolitan area and each expense of more than a nominal amount will be subject to your prior written approval.

         2.5 Additional compensation paid as a Closing fee in the amount of $15,000, payable in cash upon reaching the first agreement with each Qualified Entity or first receiving Gross Proceeds from each Qualified Entity, whichever occurs first. AxcessNet agrees to waive the Closing fee for the Term of the Consulting Agreement dated September 1, 2002 or until termination of said Consulting Agreement, whichever occurs first, all as defined therein.

3. Definitions    For purposes of this Agreement:

         (a) "Proceeds" shall mean all proceeds including, but not limited to, all cash, notes, stock, securities, services, goods, discounts or any other thing of value. Other than cash, all Proceeds shall be valued at their fair market value as reasonably determined by the parties hereto.

         (b) "Securities Proceeds" shall mean all Proceeds paid or received in exchange for the sale of securities.

         (c) "Gross Proceeds" shall mean all Proceeds paid or received in exchange for the sale of products, services, or other items other than securities.

         (d) "Qualified Entities" shall mean any entities agreed upon in writing, and said list may be amended from time to time by an email from Commtouch addressed to AxcessNet confirming the addition of groups of entities to the list of Qualified Entities, or any subsidiary, Affiliate or successor of any such person or entity, as well as any person or entity indirectly introduced through said Qualified Entities.

                  A limited partner in any Qualified Entity who co-invests in Commtouch along with such Qualified Entity will also be considered a Qualified Entity. An Israeli related investment firm or other Israeli entity shall remain a Qualified Entity for a period of six (6) months as from its inclusion in the aforementioned list, and shall also survive termination of this agreement and continue for the remaining period of these six (6) months. If at any time during the six (6) month period the Qualified Entity shall sign on an agreement with Commtouch resulting in Qualified Gross Proceeds or Qualified Securities Proceeds being received by Commtouch, the entity shall remain a Qualified Entity for such period as contemplated herein in order for AxcessNet to receive its full compensation as described in Section 2 above.

                  A non-Israeli related investment firm or other non-Israeli entity shall remain a Qualified Entity for a period of twelve
                  (12) months as from its inclusion in the aforementioned list. If at any time during the twelve (12) month period the Qualified Entity shall sign on an agreement with Commtouch resulting in Qualified Gross Proceeds or Qualified Securities Proceeds being received by Commtouch, the entity shall remain a Qualified Entity for such period as contemplated herein in order for AxcessNet to receive its full compensation as described in Section 2 above.

         (e) "Qualified Gross Proceeds" shall mean any Gross Proceeds received by Commtouch from a Qualified Entity.

         (f) "Qualified Securities Proceeds" shall mean any Securities Proceeds received by Commtouch or its shareholders for the sale of Commtouch's securities to a Qualified Entity, or to other entities in an investment round led by a Qualified Entity, or any Securities Proceeds paid by Commtouch to a Qualified Entity or to the shareholders of a Qualified Entity for the sale of the Qualified Entity's securities. For clarification purposes, in no event is AxcessNet to enjoy double payments from Commtouch as a result of shares of stock in Commtouch and a third party being exchanged in the same transaction or set of transactions.

         (g) "Business Combination" shall mean any transaction or related series or combination of transactions whereby, directly or indirectly, control of Commtouch or all or substantially all of its business or assets is acquired by a Qualified Entity in a sale or exchange of stock, merger or consolidation, sale of assets or other similar transaction.

         (h) "Affiliate" shall include a parent corporation, a subsidiary corporation or any other entity with a twenty percent (20%) or more common ownership with an entity or person. Notwithstanding the foregoing, Commtouch KK (Japan) is explicitly excluded from inclusion in the definition of Affiliate.

         (i) "Commtouch" shall mean together with all its subsidiaries and Affiliates.

4. Arbitration Any controversy or claim arising out of, or relating to, this agreement, or its breach, shall be settled by arbitration in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction, including courts in the United States and Israel.

5.   Governing   LawThis  agreement  shall  be  governed  by  and  construed  in accordance with the laws of the State of California. AxcessNet shall perform all the work contemplated hereunder in the United States.

                                                      Sincerely,

                                                      /s/ Eyal Shavit
                                                      ---------------
                                                      Eyal Shavit
                                                      President

We accept and confirm all the terms of our agreement as stated in this letter,

/s/Gideon Mantel
----------------
By: Gideon Mantel
Title: CEO
Date:

To: AxcessNet Ltd.
Attn: Eyal Shavit, President

                      Re: Amendment 1 to Advisory Agreement

Dear Eyal,

This Amendment to the advisory agreement dated September 1, 2002 (the "Advisory Agreement"), effective September 1, 2002, sets forth the amended terms and conditions regarding AxcessNet compensation for providing certain advisory services to Company, as follows:

         1. Notwithstanding any other term to the contrary in the Advisory Agreement, AxcessNet Ltd. agrees that it shall not be entitled to any compensation under the Advisory Agreement on behalf of any of its activities relating to the "Other Target" on Exhibit A to the Advisory Agreement known as "Dennis Bennie and his controlled Entities".

         2. In relation to paragraph 1 above, AxcessNet Ltd. voluntarily waives any and all rights to make claims for compensation of any kind based on its activities in relation to Dennis Bennie and/or his controlled Entities, including, but not limited to, claims based on transaction(s) between Dennis Bennie and/or his controlled entities and Commtouch leading to the generation of Qualified Gross Proceeds and/or Qualified Securities Proceeds, as defined in the Advisory Agreement.

Except to the extent amended hereby, the terms and conditions of the Advisory Agreement shall remain in full force and effect as between the parties hereto throughout the term of the Advisory Agreement.

If the foregoing accurately reflects the mutual agreement between you and Commtouch Software Ltd., please sign in the space below.

/s/Gideon Mantel
-----------------------
Commtouch Software Ltd.
Gideon Mantel, CEO
December 1, 2002


/s/ Eyal Shavit
-----------------------
AxcessNet Ltd.
Eyal Shavit, President
December 1, 2002